CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

FOXO TECHNOLOGIES INC.

FOXO Technologies Inc., a Delaware corporation (the "Corporation") does hereby certify that:

FIRST: The name of the Corporation is FOXO Technologies Inc.

SECOND: This Certificate of Amendment (this "Certificate of Amendment") amends the provisions of the Corporation's Certificate of Incorporation, as amended, and any amendments thereto (the "Charter"), last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on July 18, 2025.

THIRD: Article IV be amended so that, as amended, said Article shall be and read as follows:

"The total number of shares of capital stock that the Corporation shall have authority to issue is 2,510,000,000 shares, consisting of: (i) 2,500,000,000 shares of Class A common stock, having a par value of $0.0001 per share (the "Class A Common Stock" and "Common Stock"); and (ii) 10,000,000 shares of preferred stock, having a par value of $0.0001 per share (the "Preferred Stock").

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall become effective as of October 22, 2025.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this day of October 9, 2025.

FOXO TECHNOLOGIES INC.

By: Sebastien Sainsbury

Name: Sebastien Sainsbury
Title: Corporate Secretary